Blue Sphere Corporation 8-K

Exhibit 99.1

CHARLOTTE “AD” FACILITY ACHIEVES “COD”

Blue Sphere Achieves Major Milestone

CHARLOTTE, NC (PR Newswire) – November 23, 2016, Blue Sphere Corporation–(OTCQB: BLSP) (the “Company”, “Blue Sphere”, “we”, “our” or “us”), an international Independent Power Producer (IPP) that is globally active in the clean energy production and waste to energy markets, released today that the Anaerobic Digestion (AD) facility that it has been developing in Charlotte, North Carolina has received confirmation that Duke Energy has accepted the notice of “COD” or Commercial Operations Date. As previously announced on November 18, 2016, the Charlotte facility connected to the electrical grid with Duke Energy. Both of these events mark major milestones for Blue Sphere and the Charlotte facility as all three generators are now operating. The facility will now enter the mechanical completion, feedstock ramp-up and commissioning phases of the project.

These phases include the gradual intake of waste from our feedstock suppliers, increasing the biogas production and renewable energy generation, commissioning the waste-water and digestate treatment systems and completing all other mechanical features needed for the plant to operate at its full capacity. This ramp-up and commissioning period take approximately three to four months and at that time the project is fully operational generating its “name-plate” electricity output.

The milestone of connecting the Charlotte facility to the electrical grid also triggers certain financial changes for Blue Sphere. As a result, the Company will now recognize a portion of the deferred revenues listed in the liabilities section of the balance sheet as equity. The amount of deferred revenues that will be recognized as equity will be approximately US$5.5 million. This change will be reflected in the Company’s audited year-end financial statements.

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The Charlotte Facility

The North Carolina biogas plant will generate 5.2 MW of renewable electricity. The energy produced by this facility will be purchased under a long term power purchase agreement (PPA) with Duke Energy.

Once fully operational, the facility is estimated to produce annual revenue of approximately US$10.0 million and Operating Income of approximately US$7.3 million. Blue Sphere owns 25% of the Charlotte project. Once online and at full operating capacity, the Blue Sphere cash flow participation from the projects will take the form of equity dividends. In addition, the project qualifies for and has received incentive tax credits. Blue Sphere and its financial partners will receive the benefits of these incentives by either taking credits against project earnings or potentially selling the benefit to another user at a discount.

Concluding Thoughts

“I am very excited about achieving this important milestone for the facility in Charlotte. Getting to this point has not come without challenges and we have met and overcome them all. Our team of talented employees, operating partners and financial partners have worked very hard to make this project come to life and I could not be more proud. We believe that this milestone is a testament of what is to come,” said Shlomi Palas, the Blue Sphere CEO.

About Blue Sphere Corporation

Blue Sphere Corporation is a diversified independent power producer that develops, owns, and operates clean-tech, waste-to-energy facilities in the United States and abroad. The company primarily converts organic waste into electricity, but also has the ability to generate heat, natural gas and organic byproducts through various technologies.

Blue Sphere facilities eliminate waste that would normally be disposed in landfills, reduce greenhouse gas emissions and protect water quality, helping to solve important global environmental issues. Blue Sphere is headquartered in Charlotte, North Carolina and has operations in the United States and Europe. For further information about Blue Sphere, please visit the Company’s website: www.bluespherecorporate.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995), which are subject to risks and uncertainties and may change at any time. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding general economic and market conditions, (ii) uncertainties regarding changes in the clean tech sector, (iii) uncertainties regarding implementation of the Company’s business strategy, and (iv) other risk factors as outlined in the Company’s periodic reports, as filed with the U.S. Securities and Exchange Commission. As such, there is no assurance that the initiatives described in this press release will be successfully implemented or meet expectations. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Contact Information:

Matthew Henninger

matthew@bluespherecorporate.com

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